Exhibit 99.3

VOTING AGREEMENT

     VOTING AGREEMENT (this “Agreement”), dated as of February 1, 2006 between Emerson Electric Co., a Missouri corporation (“Parent”), and Edward S. Croft III (“Stockholder”).

     WHEREAS, in order to induce Parent and Atlanta Acquisition Sub, Inc.(“Merger Sub”) to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Artesyn Technologies, Inc., a Florida corporation (the “Company”), Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.01 per share, of the Company that Stockholder beneficially owns (the “Shares”).

     NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
GRANT OF PROXY; VOTING AGREEMENT

     Section 1.01. Voting Agreement. Prior to the earliest to occur of (i) the Effective Time and (ii) termination of the Merger Agreement (the “Expiration Date”), Stockholder shall vote (or cause to be voted) or exercise (or cause to be exercised) its right to consent with respect to all Shares that Stockholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Merger Agreement and the Merger at any meeting of the stockholders of the Company (and at any adjournment thereof) or pursuant to actions by written consent at which such Merger Agreement (or any amended version thereof) and Merger are submitted for the consideration and vote of the stockholders of the Company. Stockholder hereby agrees that, prior to the Expiration Date, it will not vote any Shares in favor of, or consent to, and will vote (or cause to be voted) such Shares against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company or (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation of the transactions contemplated by the Merger Agreement.

     Section 1.02. Proxy. Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, Stockholder hereby grants a proxy appointing Parent as Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Shares. The proxy granted by Stockholder pursuant to this Article 1 is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall be irrevocable prior to the Expiration Date and shall terminate upon the Expiration Date.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

     Stockholder represents and warrants to Parent that:

     Section 2.01. Authorization. Stockholder has duly executed and delivered this Agreement and the execution, delivery and performance by Stockholder of this Agreement are within the powers and legal capacity of Stockholder and have been duly authorized by all necessary action. This Agreement is a valid and binding agreement of Stockholder. If Stockholder is married and the Shares set forth on Appendix A constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, Stockholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

     Section 2.02. Non-Contravention. The execution, delivery and performance by Stockholder of this Agreement do not and will not (i) if Stockholder is not a natural person, violate the organizational documents of Stockholder, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree or (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder.

     Section 2.03. Ownership of Shares. Stockholder is the beneficial owner and has the power to direct the voting of the Shares, free and clear of any limitation or restriction on the right to vote the Shares. None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

     Section 2.04. Total Shares. Except for the Shares and the options to acquire Shares set forth on Appendix A, neither the Stockholder nor any of its Affiliates or “associates” (as such term is defined under Rule 12b-2 of the Exchange Act) beneficially owns any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to Stockholder:

     Section 3.01. Corporate Authorization. The execution, delivery and performance by Parent of this Agreement are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent.

ARTICLE 4
COVENANTS OF STOCKHOLDER

     Stockholder hereby covenants and agrees that:

     Section 4.01. No Proxies for or Encumbrances on Shares. Prior to the Expiration Date, except pursuant to the terms of this Agreement, at the Effective Time in accordance with the terms of the Merger Agreement, or as may be required by court order or by operation of law, Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares unless the transferee of such Shares agrees in writing to be bound by the terms hereof.

ARTICLE 5
MISCELLANEOUS

     Section 5.01. Further Assurances. Parent and Stockholder will each use its reasonable efforts to execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

     Section 5.02. Amendments. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

     Section 5.03. Survival; Termination. All representations, warranties, covenants and agreements made by the parties hereto shall survive until the Expiration Date, at which time this Agreement shall be of no further force or effect, except that each party shall remain liable with respect to breaches of this Agreement occurring prior to the Expiration Date.

     Section 5.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent.

     Section 5.05. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, applicable to contracts entered into and fully performable within such State.

     Section 5.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

     Section 5.07. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 5.08. Specific Performance. The parties hereto agree that Parent and Merger Sub would suffer irreparable damage in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

     Section 5.09. Capitalized Terms; Beneficial Ownership. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement. For purposes of this Agreement, “beneficial ownership” shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

     Section 5.10. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent, to the address for notice thereto set forth in the Merger Agreement and (ii) if to Stockholder, to the address set forth on signature pagers hereto.

     Section 5.11. Stockholder Capacity. Notwithstanding anything else contained herein, no person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. Stockholder signs solely in his capacity as the beneficial owner of Stockholder’s Shares and nothing in this Agreement shall limit or affect or apply to any actions, judgments or decisions made or taken by Stockholder in his capacity as an officer or director of the Company.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

EMERSON ELECTRIC CO.

By:	/s/ Frank J. Dellaquila

	Name:	Frank J. Dellaquila
	Title:	Senior Vice President – Acquisitions and Development

EDWARD S. CROFT III

By:	/s/ Edward S. Croft III

	Name:	Edward S. Croft III
Title:

Address for Notices:

Edward S. Croft III
500 Argonne Drive, N.W.
Atlanta, GA 30305

Appendix A

Class of Security	Number Owned

Common Stock	14,481
Company Options	80,000